Exhibit 99.1

NON-EXCLUSIVE CONSULTING AGREEMENT


Mr. Edward Stein
Chairman
Detour Media Group, Inc.
7060 Hollywood Blvd., #1150
Los Angeles, CA 90028

Dear Mr. Stein:

         This Consulting Agreement (the "Agreement") is made and entered into as of the 23rd day of May 2001, by and between Detour Media Group, Inc., (the "Company") and Hyperion Holdings, LLC. This letter agreement confirms the engagement of Hyperion Holdings, LLC ("Hyperion" or "Consultant") as consultant and financial advisor of the Company.

         1. Retention. Subject to the terms and conditions of this Agreement, the Company hereby engages Hyperion to act on behalf of the Company as financial advisor and consultant during the authorization period as defined below.

         2. Authorization Period. The term of this Agreement will be six months commencing as of May 23rd, 20001. This Agreement may be cancelled upon thirty (30) days written notice by either party.

         3. Consulting Services. During the term hereof, Hyperion agrees to provide consulting services to the Company in the form of: (i) evaluating the Company's requirements for funding the growth and expansion of the Company's operations; (ii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; (iii) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not such opportunities are originated by Hyperion or others. Hyperion agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. Nothing herein shall be construed, however, to require Hyperion to provide a minimum number of hours of service to the Company or to limit the right of Hyperion to perform similar services for the benefit of persons or entities other than the Company.

         4. Remuneration. For undertaking this engagement and for other good and valuable consideration, the Company agrees to issue to the Consultant a "Commencement Bonus" of 500,000 shares of the Company's Common Stock ("Common
Stock") to be delivered to Consultant within ten (10) business days of the signing of this Agreement. This Commencement Bonus shall be issued to the Consultant immediately following execution of this Agreement and shall, when issued and delivered to Consultant, be fully paid and non-assessable. The Shares shall be registered on Form S-8. The Shares shall be transferable, with Hyperion, at Hyperion's discretion. The Company understands and agrees that Consultant has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with Consultant.

The 500,000 shares of Common Stock issued as a Commencement Bonus, therefore, constitute payment for Consultant's agreement to consult to the Company and are a nonrefundable, non-apportionable, and non-ratable retainer; such shares of common stock are not a prepayment for future services. If the Company decides to terminate this Agreement prior to November 23, 2001 for any reason whatsoever, it is agreed and understood that Consultant will not be requested or demanded by the Company to return any of the shares of Common Stock paid to it as Commencement Bonus hereunder. Further, if and in the event the Company is acquired in whole or in part, during the term of this agreement, it is agreed and understood Consultant will not be requested or demanded by the Company to return any of the common shares of Common stock paid to it hereunder. It is further agreed that if at any time during the term of this agreement, the Company or substantially all of the Company's assets are merged with or acquired by another entity, or some other change occurs in the legal entity that constitutes the Company, the Consultant shall retain and will not be requested by the Company to return any of the 500,000 shares.

         For performance under this agreement on a month-to-month basis, a Consultancy Fee, payable in the form of $3,000 or 2,000 shares per month of the Company's Common Stock at the company's option. Should the company opt to pay the monthly fee in stock the Consultant shall have "piggy-back" registration rights with respect to such stock. This Consultancy Fee shall be issued to the Consultant on a monthly basis, the first month pro-rated according to the number of days remaining in that month, and paid immediately following execution of this Agreement; each following monthly payment payable in full on the first day of the respective month. The monthly Consultancy Fee shall continue to be paid monthly for the duration of this Consulting Agreement.

         The Commencement Bonus shares issued pursuant to this agreement shall be issued in the name of Hyperion Holdings, LLC. The monthly Consultancy Fee shares, if issued, shall be issued to Hyperion Partners, Inc.

         With each transfer of shares of Common Stock to be issued pursuant to this Agreement (collectively, the "Shares"), Company shall cause to be issued a certificate representing the Common Stock. Company warrants that all Shares issued to Consultant pursuant to this Agreement shall have been validly issued, fully paid and non-assessable and that the Company's board of directors shall have duly authorized the issuance and any transfer of them to Consultant.

         5. Expense Reimbursement. In addition to the fees described in paragraph 4 above, the Company agrees to reimburse promptly Hyperion, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Hyperion (including fees and disbursements of counsel, the release of news stories after approval by the company, and of other consultants and advisors retained by Hyperion) in connection with the matters contemplated this Agreement.

         6. Independent Contractor. Hyperion and the Company hereby acknowledge that Hyperion is an independent contractor. Hyperion shall not hold itself out as, nor shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Hyperion shall take no action, which binds, or purports to bind, the Company.


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

         7. Liability of Hyperion Holdings. The Company acknowledges that all opinions and advice, whether oral or written, given by Hyperion to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transaction to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Hyperion to be given hereunder, and no such opinion or advice shall be used by the Company for any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third parties at any time, in any manner or for any purpose, nor may the Company make any public references to Hyperion or use Hyperion's name in any annual report or any other report or release of the Company without Hyperion's prior written consent, except that the Company may, without Hyperion's further consent, disclose this Agreement (but not information provided to the Company by Hyperion) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law.

         8. Notices. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses at the parties to be noticed may from time to time by like notice hereafter specify:

         If to the Company:                  Edward T. Stein
                                             201 North Service Road
                                             Suite 100
                                             Melville, NY 11747

         If to Hyperion Holdings, LLC:       Hyperion Holdings, LLC
                                             1225 Hightower Train
                                             Ste. 13-220
                                             Atlanta, GA 30350
                                             Attn:  Paul T. Mannion, Jr.

         9. Entire Agreement. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

         10. Survival of Representations and Warranties. The representations, warranties, acknowledgments and agreements of Hyperion and the Company shall survive the termination of this agreement.

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

         11. Governing Law. The Agreement shall be construed according to the laws of the State of Georgia and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws.

         12. Successors. This Agreement shall be binding upon the parties, their successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              DETOUR MEDIA GROUP, INC.

                              By: /s/ Edward T. Stein
                                 ---------------------------------------------
                              Name: Edward T. Stein
                              Title: Chairman



                              HYPERION HOLDINGS, LLC

                              By: /s/ Paul T. Mannion, Jr.
                                 ---------------------------------------------
                              Name:  Paul T. Mannion, Jr.



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